                                                               Exhibit 12.2

                            Boston Edison Company
              Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                      Twelve Months Ended June 30, 1999
                                (in thousands)



Net income from continuing operations               $165,173

Income taxes                                         101,354

Fixed charges                                         89,960
                                                    --------

     Total                                          $356,487
                                                    ========

Interest expense                                    $ 80,127
Interest component of rentals                          9,833
                                                    --------

     Subtotal                                         89,960
                                                    --------

Preferred stock dividend requirements                  9,605
                                                    --------

     Total                                          $ 99,565
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             3.58
                                                        ====